NEWS RELEASE

FORWARD AIR CORPORATION ANNOUNCES ELECTION OF LAURIE A. TUCKER AS NEW INDEPENDENT DIRECTOR

GREENEVILLE, Tenn. - (BUSINESS WIRE) - Forward Air Corporation (NASDAQ:FWRD) (the “Company”) today announced the election of Laurie A. Tucker as an independent director of its Board of Directors (the “Board”) effective October 22, 2019. Following her election, the Company’s Board will consist of ten directors, nine of whom are independent directors.

Mrs. Tucker, 62, has served as the Founder and Chief Strategy Officer of Calade Partners LLC since January 2014. She previously served as the Senior Vice President, Corporate Marketing of FedEx Services, Inc., a subsidiary of FedEx Corporation, from 2000 until she retired in December 2013. She was employed by FedEx in various capacities of increasing experience and responsibilities since 1978. Mrs. Tucker has served as a director of Alliance Data Systems (NYSE:ADS) since May 2015. From May 2007 to May 2014, she served as a director of Iron Mountain Incorporated (NYSE:IRM). Mrs. Tucker holds a B.B.A. in Accountancy and an M.B.A. in Finance from the University of Memphis.

Tom Schmitt, Chairman, President and CEO of the Company, commented, “I am pleased to welcome Laurie Tucker to our Board. She is an experienced professional with deep marketing and digital experience, which will complement the skill set on our Board perfectly and prove very valuable as Forward Air continues its profitable growth path.”

About Forward Air Corporation
Forward Air keeps your business moving forward by providing services within four business segments: Expedited LTL (provides expedited regional, inter-regional and national LTL services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals); Truckload Premium Services (provides expedited truckload brokerage, dedicated fleet services, as well as high-security and temperature-controlled logistics services); Intermodal (provides first-and last-mile high-value drayage services both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services); and Pool Distribution (provides high-frequency handling and distribution of time sensitive product to numerous destinations within a specific geographic region). For more information, visit our website at https://www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect the successful management transition and future operational performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

CONTACT:
Forward Air Corporation
Michael J. Morris, 404-362-8933
mmorris@forwardair.com